[EXHIBIT 99.1 - PRESS RELEASE]


          International Star, Inc. Announces SEC Filings Now Current,
                        $600,000 in Private Financings,
                      Resumption of Exploration Activity.

HENDERSON, NV - July 28, 2004 - INTERNATIONAL STAR, INC. (OTC:ISRI.PK) announced today that it has filed with the SEC all past due quarterly and annual reports and is now current in its filing obligations under the Exchange Act. Additionally, the Company announces that it received private placements of $350,000.00 and a loan of $250,000.00 and has resumed exploration activities.

Exchange Act Filings Brought Current

In addressing the delays in reporting, Robert L. Hawkins, President/CEO of International Star, Inc. cited extreme financial constraints during 2002 and 2003, and the need to engage a new certifying accountant due to the company's prior accountants' failure to register with the new public company accounting oversight board. As a result of the delinquency, the company was dropped from the Over-the-Counter Bulletin Board (OTC-BB) in May of 2003 and since that time has been quoted only on the Pink Sheets quotation system (symbol: ISRI.PK).

New Financing Agreements Closed

In November of 2003 the Company signed a financing agreement worth $500,000 with Kilpatrick Life Insurance Company of Shreveport, LA, including a $250,000 equity investment in 7,500,000 shares of restricted common stock and a $250,000 loan. Terms of the loan agreement specified the repayment of the principle amount at the end of a three-year period with quarterly interest payments at six percent simple interest rate with the first payment due in six months.

A second restricted stock sale in May raised another $100,000 in equity capital in exchange for 1,515,152 shares at $0.066 per share. Proceeds from both fundings are to be used for working capital and for further exploration of the Company's mineral interests.

Renewal of Exploration Activities

In January of 2004 International Star engaged Kokanee Placer, Inc, of White Rock, British Columbia, a geological exploration company, to begin to execute the initial phase of an exploration program on its 1,280 acre Detrital Wash property. The initial work effort called for surface sampling of the property in a grid pattern at intervals of 500 feet, for a total in excess of 200 samples. The company is currently evaluating the sample analysis along with Kokanee to determine the advisability of a second phase of exploration. Mr. Hawkins cautioned, however, that "although we have demonstrated the presence of valuable minerals at Detrital Wash, considerably more work is needed before we will know if mineable reserves exist there." The company also disclosed reaching an agreement in principle with the holders of 131 placer association claims covering approximately 20,000 acres adjacent to and surrounding our Detrital Wash property. The agreement will gives International Star exclusive exploration rights on the claims, and first right of refusal for exclusive development rights in exchange for a 0.25% net smelter return payable to the claimholders. The agreement will require the company to expend a minimum of $125,000 on exploration during a three-year period.


Change of Certifying Accountants

In March International Star's auditors, Randy R. Simpson, CPA, P.C. resigned after informing the company that the firm was not yet registered with the Public Companies Accounting Oversight Board ("PCAOB") and was therefore no longer qualified to issue a public company audit opinion for the fiscal years ended October 31, 2002 or 2003. On April 9 the board appointed Madsen and Associates CPAs, Inc. of Salt Lake City, Utah as certifying accountants for the fiscal years ending December 31, 2002, 2003, and 2004. The audits for fiscal years 2002 and 2003 are now complete, and the audited financial statements have been filed with the company's Annual Reports on Form 10-KSB for those years.


Pita King Subsidiary Sold

On June 1, 2004 International Star divested its Pita King Bakeries subsidiary by executing an agreement returning the unit's assets to its original founders and shareholders, effective as of January 1, 2003. The company had acquired the family-owned wholesale and retail baker from its founders in a stock-for-stock exchange in October of 2002. However, the unit was unable to meet growth and profitability objectives and so the company resolved to sell the unit back to its founders and focus its limited resources on its exploration properties. Four million shares of common stock were returned to the company's treasury, and the company forgave $35,000 of loans to Pita King. The company recognized a loss on the sale of Pita King in the first quarter of 2004 in the amount of $43,370.

In conjunction with the resumption of its exploration activities, the company has updated its web site at www.istarnevada.com, which now provides shareholders and other interested persons the ability to register to receive SEC filing information, news releases and a Company newsletter.

For further information contact Robert Hawkins, President, at (702)897-5338.


     CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS. Except for historical information contained herein, the statements in this news release are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in the future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of prices, product demand, market compensation, environmental and other regulatory policies, imprecision of reserve estimates and the company's ability to replace and expand reserves.